Exhibit 10.6

FEDERAL HOME LOAN MORTGAGE CORPORATION
RESTRICTED STOCK UNITS AGREEMENT

This RESTRICTED STOCK UNITS AGREEMENT is dated                        (the “Grant Date”) by and between the Federal Home Loan Mortgage Corporation (the “Corporation”) and                        (the “Grantee”), pursuant to the Federal Home Loan Mortgage Corporation 2004 Stock Compensation Plan (the “Plan”).

1.  Grant of Restricted Stock Units and Receipt by Grantee.

(a)  Grant. The Corporation hereby confirms the grant, under and pursuant to the Plan, to Grantee on the date hereof of            Restricted Stock Units (the “RSUs”). The RSUs are subject to all of the terms and conditions set forth in the Plan, the relevant resolution of the Compensation and Human Resources Committee of the Board of Directors and this Restricted Stock Units Agreement (the “Agreement”). The Corporation shall maintain a bookkeeping account for Grantee (the “Account”) reflecting the number of RSUs then credited to Grantee hereunder as a result of such grant of RSUs and any additional RSUs attributable to Dividend Equivalents (not paid out in cash) as described in Section 5 hereof.

(b)  Restrictions. Grantee acknowledges and agrees that: (i) until an RSU has become vested in accordance with Section 2(a), such RSU shall be subject to a risk of forfeiture as provided in the Plan and Section 2 hereof; (ii) until such time as each RSU becomes vested and is settled, such RSU shall be generally nontransferable, as provided in the Plan and Section 3 hereof; (iii) Grantee is subject to the Corporation’s Code of Conduct and related policies on insider trading that restrict Grantee’s ability to sell shares of the Corporation’s Common Stock received in settlement of RSUs, which may include “blackout” periods during which Grantee may not engage in such sales; and (iv) the RSUs, and certain gains realized by Grantee upon settlement of the RSUs, are subject to forfeiture in the event Grantee fails to meet applicable requirements relating to non-competition, non-solicitation of employees and others, and other provisions protecting the Corporation’s business, as set forth in Section 6 hereof.

(c)  Coordination with Plan. All of the terms, conditions and other provisions of the Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. A copy of the Plan is available on the Human Resources homepage of the Corporation’s intranet site. Grantee hereby agrees to be bound by the Plan (as presently in effect or hereafter amended) and this Agreement, and by all decisions and determinations of the Compensation and Human Resources Committee of the Board of Directors (including any delegatee) (the “Committee”) thereunder.

2.  Vesting and Forfeiture.

(a)  Vesting Date. Subject to Sections 2(b), 2(c) and 2(d), the vesting schedule for the grant shall be as follows:

•	33% of such grant shall vest on the first anniversary of the Grant Date;

•	an additional 33% of the grant shall vest on the second anniversary of the Grant Date; and

•	the remaining 34% of the grant shall vest on the third anniversary of the Grant Date.

Each RSU credited as a result of Dividend Equivalents under Section 5(a)(ii) and (iii) (“Dividend Equivalent RSU”) shall vest at the time of vesting of the forfeitable RSU which gives rise, directly or indirectly, to the crediting of such Dividend Equivalent RSU, or shall be immediately vested if credited on a previously vested RSU.

(b)  Death or Disability. If Grantee terminates employment with the Corporation as a result of Grantee’s death or Disability (defined for purposes of this Agreement as an event or condition arising before Termination which the Social Security Administration determines to render Grantee totally disabled), all unvested RSUs shall vest and become nonforfeitable immediately upon such death or Disability.

(c)  Retirement. If Grantee terminates employment with the Corporation due to a Retirement (as defined below), all unvested RSUs shall vest and continue to settle under Section 4 below after the date of the Retirement in accordance with the dates in the vesting schedule in Section 2(a) above. For purposes of this Agreement, a “Retirement” shall mean Grantee’s Termination if at the time of such Termination (A) either Grantee has both attained age 55 and the sum of Grantee’s age and years of service is equal to (or greater than) 70, or Grantee has both attained (or exceeded) age 62 and has at least five years of service, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants, and a release of the Corporation, in form and substance satisfactory to the Chief Executive Officer in order to protect the business relationships and confidential and proprietary business information of the Corporation. A “Retirement” shall not include a Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 or 3-254, as applicable (as it may be amended or replaced from time to time) as determined by the Chief Executive Officer or a Termination subject to Section 2(b). The Corporation’s remedies under any such covenant may include but shall not be limited to the forfeiture of RSUs not theretofore settled. For purposes of this Section 2(c), “years of service” shall be defined (and calculated) in the same manner as “years of qualifying service” under the Federal Home Loan Mortgage Corporation Employees’ Pension Plan.

(d)  Special Circumstances Termination. If the Corporation terminates Grantee’s employment due to Special Circumstances (as defined below), all unvested RSUs shall vest and continue to settle under Section 4 below after Termination in accordance with dates in the vesting schedule in Section 2(a) above. For purposes of this Agreement, “Special Circumstances” shall mean Grantee’s ceasing to be an employee of the Corporation by action of the Corporation, other than the following Termination events: a Termination by the Corporation for Gross Misconduct (as defined in Corporate Policy No. 3-254.1 or 3-254, as applicable, as it may be amended or replaced from time to time) as determined by the Chief Executive Officer, a Termination for violating any standard of performance, conduct or attendance embodied in

Exhibit A to Corporate Policy No. 3-214 (as it may be amended or replaced from time to time) as determined by the Chief Executive Officer, or a Termination upon death or following a Disability; provided, however, “Special Circumstances” shall exist only if, at the time of such Termination, (A) Grantee’s position with the Corporation was eliminated due to a reorganization or job relocation or Grantee’s employment was terminated due to a restructuring or other no-fault displacement as determined in the absolute and sole discretion of the Chief Executive Officer, and (B) Grantee has executed and is subject to a written agreement containing such non-competition, non-solicitation, and other covenants, and a release of the Corporation, in form and substance satisfactory to the Chief Executive Officer in order to protect the business relationships and confidential and proprietary business information of the Corporation.

(e)  Other Terminations. If Grantee terminates employment with the Corporation for any reason other than death, following a Disability, or Retirement, or if the Corporation terminates Grantee’s employment for any reason other than Special Circumstances, any unvested RSUs will be forfeited.

3.  Nontransferability. Until RSUs have settled under Section 4 hereof, the RSUs and Grantee’s rights and interests therein shall be subject to the restrictions on transferability and related terms set forth in Section 6.6 of the Plan.

4.  Settlement. RSUs granted hereunder, together with RSUs credited as a result of Dividend Equivalents under Section 5(a)(ii) and (iii), shall be settled by delivery of one share of the Corporation’s Common Stock ($0.21 par value) for each RSU being settled. Settlement of each RSU granted hereunder shall occur upon the vesting of such RSU under Section 2, provided, however, that, in the case of Retirement pursuant to Section 2(c) or Termination by the Corporation due to Special Circumstances pursuant to Section 2(d), settlement of each RSU shall instead occur pursuant to the schedule under Section 2(a) (i.e., the time RSUs would have become vested under Section 2(a) if Grantee’s employment by the Corporation had not terminated). The terms set forth or incorporated in this Agreement notwithstanding, if, under U.S. federal income tax laws as presently in effect or hereafter amended, and regulations thereunder, any rights or elections of Grantee with respect to the RSUs would result in Grantee’s constructive receipt of income relating to the RSUs prior to their actual settlement by the Corporation, such rights or elections, and any reserved power of the Corporation, shall be automatically modified and limited to the extent necessary such that Grantee will not recognize taxable income prior to the settlement of the RSUs. In particular, distribution to a “key employee” as specified in Section 409A(a)(2)(B)(i) of the Internal Revenue Code upon a Disability may in some cases have to be delayed for six months after Termination, and the Corporation shall have no power to accelerate the distribution of shares of Common Stock except in conformity with Section 409A and regulations thereunder.

5.  Dividend Equivalents and Adjustments.

(a)  Dividend Equivalents. Dividend Equivalents shall be paid or credited on RSUs (other than RSUs that, at the relevant record date, previously have been settled or forfeited) in accordance with Section 7.6 of the Plan, as follows:

(i)	Cash Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of cash, then an amount of cash shall be paid to Grantee, as promptly as possible after the payment date for such dividend or distribution, equal to the number of RSUs credited to Grantee’s Account hereunder as of the record date for such dividend or distribution multiplied by the amount of cash actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date.

(ii)	Non-Common Stock Dividends. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of property other than shares of Common Stock, then a number of additional RSUs shall be credited to Grantee’s Account as of the payment date for such dividend or distribution equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution multiplied by the Fair Market Value of such property actually paid as a dividend or distribution on each outstanding share of Common Stock at such payment date, divided by the Fair Market Value of a share of Common Stock at such payment date.

(iii)	Common Stock Dividends and Splits. If the Corporation declares and pays a dividend or distribution on Common Stock in the form of additional shares of Common Stock, or there occurs a forward split of Common Stock, then a number of additional RSUs shall be credited to Grantee’s Account as of the payment date for such dividend or distribution or forward split equal to the number of RSUs credited to the Account as of the record date for such dividend or distribution or split multiplied by the number of additional shares of Common Stock actually paid as a dividend or distribution or issued in such split in respect of each outstanding share of Common Stock.

The foregoing notwithstanding, any payment of Dividend Equivalents shall be reduced by the amount of all Federal, state, local and other taxes that may be required to be withheld by the Corporation with respect to such payment. In addition, the Committee may vary the manner and terms of crediting Dividend Equivalents from that specified in clause (i), (ii) or (iii) above, for administrative convenience or any other reason, provided that the Committee determines that any alternative manner and terms result in equitable treatment of Grantee.

(b)  Adjustments to RSUs. The number of RSUs credited to Grantee’s Account shall be appropriately adjusted, in order to prevent substantial dilution or enlargement of Grantee’s rights with respect to RSUs, to reflect any changes in the number and kind of outstanding shares of Common Stock resulting from any event referred to in Section 4.4 of the Plan, taking into account any RSUs credited to Grantee in connection with such event under Section 5(a) hereof.

6.  Additional Forfeiture Provisions.

(a)  Forfeiture of RSUs and Gains Realized Upon Prior Settlement of RSUs. The RSUs are subject to the following additional forfeiture conditions, to which Grantee, by accepting the RSUs, agrees. If any of the events specified in Section 6(b) occurs (a “Forfeiture Event”), all of the following forfeitures will result, such forfeitures to be effective at the time of the occurrence of the Forfeiture Event:

(i)	The RSUs then outstanding, whether or not vested, will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	Grantee will be obligated to repay to the Corporation, within five business days after demand is made therefor by the Corporation, the total amount of After-Tax Gain (as defined herein) realized by Grantee upon any settlement of the RSUs that occurred on or after the date that is 12 months prior to the occurrence of the Forfeiture Event. For purposes of this Section, the term “After-Tax Gain” shall mean, in respect of a given settlement of RSUs, the product of (X) the Fair Market Value per share delivered at the date of such settlement (without regard to any subsequent change in the market price of shares) times (Y) the number of shares delivered in such settlement, provided that, if the settlement occurred in a calendar year prior to the Corporation making demand for repayment, such product shall be reduced by a percentage equal to Grantee’s marginal tax rate at the time of settlement as reasonably determined by the Committee. Such repayment may be in cash or in shares having a Fair Market Value at the repayment date equal to the After-Tax Gain.

(b)  Events Triggering Forfeiture. The forfeitures specified in Section 6(a) will be triggered upon the occurrence of the following Forfeiture Event at any time during Grantee’s employment by the Corporation or during the noncompetition period following Termination of Employment specified in any agreement between the Corporation and Grantee in existence at the Date of Grant (the “Restrictive Covenant Agreement”):

Grantee, directly or indirectly, seeks or accepts employment with or provides professional services, directly or indirectly, to a “Competitor” in violation of the Restrictive Covenant Agreement. For purposes of this Section 6(b) and the second sentence of Sections 2(d) and 2(e), references to the “Corporation” include any subsidiary, affiliate or joint venture of the Corporation.

The non-occurrence of the Forfeiture Event set forth herein is a condition to Grantee’s right to realize and retain value from the RSUs, and shall remain a condition regardless of any subsequent change or challenge to or termination of such other agreement referenced herein and the consequences hereunder if Grantee engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified in Section 6(a).

(c)  Monitoring Compliance. In order to allow the Corporation to monitor Grantee’s compliance with the conditions imposed under this Section 6, beginning with Grantee’s Termination of Employment Grantee shall provide written notice to the Executive Vice-President, Human Resources, of the identity of each new employer with whom Grantee accepts employment or of any other entity to which Grantee provides professional services, together with Grantee’s new job title and a brief description of job duties, during the noncompetition period specified in the Restrictive Covenant Agreement.

7.  Other Terms Relating to RSUs.

(a)  Fractional RSUs and Shares. The number of RSUs credited to a Grantee’s Account shall include fractional RSUs calculated to at least three decimal places, unless otherwise determined by the administrator (which shall be the Human Resources Division, unless otherwise specified by the Committee). Upon settlement of RSUs, Grantee shall be paid, in cash, an amount equal to the value of any fractional share that would have otherwise been deliverable in settlement of such RSUs.

(b)  Statements. An individual statement of each Grantee’s Account will be made available to each Grantee in such form and in such manner as the administrator may determine. Such statements may include information such as the amount of RSUs credited to Grantee’s Account, transactions therein during the period covered by the statement, and other information deemed relevant by the administrator. Such statement may include information regarding other plans and compensatory arrangements for Grantee. A Grantee’s statements shall be deemed a part of this Agreement, and shall evidence the Corporation’s obligations under the Plan, including the number of RSUs credited as a result of Dividend Equivalents (if any). Any statement containing an error shall not, however, represent a binding obligation to the extent of such error, notwithstanding the inclusion of such statement as part of this Agreement.

(c)  Tax Withholding. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all Federal, state, local and other taxes required by law to be withheld upon the vesting or settlement of RSUs (including at the time employees are eligible for retirement, or terminations related to Retirement or Special Circumstances) including, but not limited to, (i) reducing the number of shares of Common Stock otherwise to be delivered to Grantee at that time, based on their value determined in accordance with Section 9.3(a) of the Plan, to permit deduction of the amount of any such withholding taxes from the amount otherwise payable under the Plan, (ii) deducting the amount required to be withheld from any other amount then or thereafter payable to Grantee, a beneficiary or legal representative, and (iii) requiring Grantee, a beneficiary or legal representative to pay to the Corporation the amount required to be withheld as a condition of delivering Common Stock in settlement of the RSUs or any other distributions related thereto.

8.  Miscellaneous.

(a)  Modifications. The Corporation acting through the Committee shall have the authority to modify or remove any or all restrictions or conditions on the vesting or settlement of the RSUs whenever it may determine that, by reason of a change in applicable laws or other change in circumstances arising after the date hereof, or for any other reason, such action is appropriate.

(b)  Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the RSUs, and supersedes any prior agreements or documents with respect to the RSUs. No amendment, alteration, suspension, discontinuation or termination of this Agreement which may impose any additional obligation upon the Corporation or materially impair the rights of Grantee with respect to the RSUs shall be valid unless in each instance such amendment, alteration, suspension, discontinuation or termination is expressed in a written instrument duly executed in the name and on behalf of the party to be bound thereby. The foregoing notwithstanding, equitable adjustments to the RSUs under Section 5(b), including those resulting from a transaction in which the Corporation’s Common Stock is no longer publicly traded, and changes that affect only the timing of federal income or other taxation to Grantee for compensation received hereunder, shall not be deemed material impairments and therefore shall not require approval of Grantee.

(c)  Beneficiary Designations. All designations of Beneficiary shall be on such forms as are specified by and filed with the administrator. Any Beneficiary designation made by Grantee in accordance with this provision may be changed from time to time, without the consent of any previously designated Beneficiary (but subject to any spousal consent as may be required), by filing with the administrator a notice of such change on the form provided by the administrator and such change of Beneficiary designation shall become effective upon receipt by the administrator. In the event Grantee’s Beneficiary would otherwise become entitled to a distribution hereunder, and all Beneficiaries designated by Grantee are not then living, or if no valid Beneficiary designation is in effect, Grantee’s estate or duly authorized personal representative shall be deemed to have been designated by Grantee.

(d)  No Security Interest or Trust Created. Any provision for distribution in settlement of Grantee’s Account hereunder shall be by means of bookkeeping entries on the books of the Corporation and shall not create in Grantee or any Beneficiary any right to, or claim against any, specific assets of the Corporation, nor result in the creation of any trust or escrow account for Grantee or any Beneficiary. Grantee or any Beneficiary entitled to any distribution hereunder shall be a general creditor of the Corporation.

(e)  No Right to Continued Employment. Nothing contained herein or in the Plan shall be construed as giving Grantee any right to be retained in the employ of the Corporation, or interfere in any way with the right of the Corporation to terminate the employment of Grantee at any time, with or without cause, without incurring any liability to Grantee due to the forfeiture of the RSUs.

(f)  No Stockholder Rights. Grantee shall have no rights as a stockholder of the Corporation with respect to any shares of Common Stock subject to the RSUs prior to the settlement of the RSUs.

(g)  Notices. Any notice hereunder to the Corporation shall be in writing and addressed to it at its office, 8250 Jones Branch Drive, McLean, VA 22102, Attn: Human Resources Division, and any notice to Grantee shall be in writing and addressed to him or her at the latest address appearing in the records of the Corporation, subject to the right of either party to designate in writing another address at any time hereafter.

(h)  Legal Effect. This Agreement shall be legally binding when (i) executed by the Corporation attaching the typed name and title of its authorized officer as a legally binding electronic signature and (ii) delivered to Grantee who has consented and agrees to its terms electronically (or in such other manner as the Corporation may provide). This Agreement is governed by applicable federal law and, to the extent not governed by federal law, the laws of the Commonwealth of Virginia (without regard to conflicts of law provisions), and is deemed executed in the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by attaching the typed name and title of its authorized officer as a legally binding electronic signature as of the day and year first above written, and Grantee has consented to and has acknowledged receipt of the Agreement electronically (or in such other manner as the Corporation may provide).

FEDERAL HOME LOAN
MORTGAGE CORPORATION

/s/  Paul G. George

By:	Paul G. George
Executive Vice President
Human Resources